Exhibit 12

SIMPSON THACHER & BARTLETT LLP 425 LEXINGTON AVENUE NEW YORK, N.Y. 10017-3954 (212) 455-2000 FACSIMILE (212) 455-2502

November 16, 2018

ClearBridge American Energy MLP Fund Inc.

620 Eighth Avenue, 49th Floor

New York, New York 10018

ClearBridge Energy Midstream Opportunity Fund Inc.

620 Eighth Avenue, 49th Floor

New York, New York 10018

Re:	Merger

Ladies and Gentlemen:

We have acted as counsel to ClearBridge American Energy MLP Fund Inc., a Maryland corporation (the “Acquired Fund”), and ClearBridge Energy Midstream Opportunity Fund Inc. (f/k/a ClearBridge Energy MLP Opportunity Fund Inc.), a Maryland corporation (the “Acquiring Fund”), in connection with the Agreement and Plan of Merger, dated November 16, 2018 (the “Merger Agreement”), between the Acquired Fund and the Acquiring Fund, pursuant to which the Acquired Fund will be merged with and into the Acquiring Fund with the Acquiring Fund surviving (the “Merger”), on the terms and conditions set forth in the Merger Agreement. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion letter, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement. This opinion letter is being delivered pursuant to Section 7.5 of the Merger Agreement.

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We have examined (i) the Merger Agreement, (ii) the registration statement on Form N-14 (Registration Nos. 333-226149 and 881-22546) (the “Registration Statement”) filed by the Acquiring Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (iii) the representation letters of the Acquired Fund and the Acquiring Fund, delivered to us in connection with this opinion letter (together, the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinions, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the Acquired Fund and the Acquiring Fund in their respective Representation Letters are true, complete and correct and

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will remain true, complete and correct at all times up to and including the Effective Time, (iv) as to all representations made in the Merger Agreement or the Representation Letters pursuant to which any person or entity represents an affirmative intention to perform an action or to qualify for certain treatment, such action will be performed and qualification for such treatment will be achieved and (v) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the Acquired Fund and the Acquiring Fund or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents, in each case as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinions expressed herein may become inapplicable. Furthermore, we do not express any opinion herein as to the possible application of Section 897 of the Code to non-U.S. persons, and our opinions expressed herein assume that Section 897 of the Code will not apply to holders of Acquired Fund Common Stock and Acquired Fund Preferred Stock in connection with the Merger.

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Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and the Acquiring Fund and the Acquired Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2. Except for consequences regularly attributable to a termination of the Acquired Fund’s taxable year, no gain or loss will be recognized by the Acquired Fund as a result of the Merger or upon the conversion of shares of (i) Acquired Fund Common Stock into shares of Acquiring Fund Common Stock and (ii) Acquired Fund Preferred Stock into shares of Acquiring Fund Preferred Stock.

3. No gain or loss will be recognized by the Acquiring Fund as a result of the Merger or upon the conversion of shares of (i) Acquired Fund Common Stock into shares of Acquiring Fund Common Stock and (ii) Acquired Fund Preferred Stock into shares of Acquiring Fund Preferred Stock.

4. No gain or loss will be recognized by the holders of the Acquired Fund Common Stock upon the conversion of their shares of Acquired Fund Common Stock into shares of Acquiring Fund Common Stock, except to the extent such holders are paid cash in lieu of fractional shares of Acquiring Fund Common Stock in the Merger.

5. No gain or loss will be recognized by the holders of the Acquired Fund Preferred Stock upon the conversion of their shares of Acquired Fund Preferred Stock into shares of Acquiring Fund Preferred Stock.

6. The tax basis of the Acquired Fund assets in the hands of the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the consummation of the Merger.

7. Immediately after the Merger, (i) the aggregate tax basis of the Acquiring Fund Common Stock received by each holder of Acquired Fund Common Stock in the Merger (including that of fractional share interests purchased by the Acquiring Fund) will be equal to the aggregate tax basis of the shares of Acquired Fund Common Stock owned by such stockholder immediately prior to the Merger and (ii) the aggregate tax basis of the Acquiring Fund Preferred Stock received by each holder of Acquired Fund Preferred Stock in the Merger will be equal to the aggregate tax basis of the shares of Acquired Fund Preferred Stock owned by such stockholder immediately prior to the Merger.

8. A stockholder’s holding period for Acquiring Fund Common Stock (including that of fractional share interests purchased by the Acquiring Fund) will be determined by including the period for which he or she held shares of Acquired Fund Common Stock converted pursuant to the Merger, provided that such shares of Acquired Fund Common Stock were held as capital assets.

9. A stockholder’s holding period for Acquiring Fund Preferred Stock will be determined by including the period for which he or she held shares of Acquired Fund Preferred Stock converted pursuant to the Merger, provided that such shares of Acquired Fund Preferred Stock were held as capital assets.

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10. The Acquiring Fund’s holding period with respect to the Acquired Fund’s assets transferred pursuant to the Merger will include the period for which such assets were held by the Acquired Fund.

11. The payment of cash to the holders of Acquired Fund Common Stock in lieu of fractional shares of Acquiring Fund Common Stock will be treated as though such fractional shares were distributed as part of the Merger and then redeemed by the Acquiring Fund, with the result that the holder of Acquired Fund Common Stock will generally have a capital gain or loss to the extent the cash distribution differs from such stockholder’s basis allocable to the fractional shares of Acquiring Fund Common Stock (assuming such Acquired Fund Common Stock was held as a capital asset).

We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the United States federal income tax law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 12 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP